Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

MasTec, Inc.

Coral Gables, Florida

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated February 27, 2008, relating to the consolidated financial statements and the effectiveness of MasTec, Inc.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and of our report dated July 25, 2008, relating to the financial statements of Pumpco, Inc., contained in the Company’s Current Report on Form 8-K/A filed July 30, 2008.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP
BDO Seidman, LLP

Miami, Florida
October 3, 2008